Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

of Birds Eye Foods, Inc.

Rochester, New York

We have audited the accompanying consolidated balance sheets of Birds Eye Foods, Inc. (a wholly-owned subsidiary of Birds Eye Holdings LLC) and subsidiaries (the “Company”) as of June 28, 2008 and June 27, 2009, and the related consolidated statements of operations and comprehensive (loss)/income, cash flows and stockholder’s deficit for each of the three fiscal years in the period ended June 27, 2009. Our audit also included the financial statement schedule presented on pages 43 through 46 of Exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Foods, Inc. and subsidiaries as of June 28, 2008 and June 27, 2009, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 27, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 9 to the consolidated financial statements, effective July 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”.

/s/ Deloitte & Touche LLP

Rochester, New York

October 2, 2009

BIRDS EYE FOODS, INC.

CONSOLIDATED BALANCE SHEETS

(Information as of September 26, 2009 is Unaudited)

(dollars in thousands, except for share information)

	June 28, 2008	June 27, 2009	September 26, 2009
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,799	$65,005	$44,396
Accounts receivable trade, net of allowances for doubtful accounts of $910, $794 and $799, respectively	50,968	54,231	65,520
Other receivables	4,298	4,065	3,763
Income taxes refundable	2,527	—	239
Inventories	115,675	135,916	218,839
Prepaid expenses and other current assets	8,054	11,215	9,842
Held for sale assets	7,661	7,402	7,402
Current deferred tax asset	3,786	4,877	6,948

Total current assets	268,768	282,711	356,949
Property, plant, and equipment, net	105,542	117,050	117,845
Goodwill	55,193	53,334	53,334
Trademarks	179,500	179,500	179,500
Other intangible assets, net	34,503	31,712	31,014
Other assets	12,994	9,290	8,462

Total assets	$656,500	$673,597	$747,104

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of obligations under capital leases	$742	$579	$586
Current portion of long-term debt	4,500	4,756	4,758
Accounts payable	55,282	54,414	74,955
Income taxes payable	—	4,114	—
Accrued interest	6,195	4,973	3,601
Accrued employee compensation	15,851	6,656	8,145
Accrued workers compensation	9,585	8,781	9,178
Other accrued liabilities	24,157	21,590	40,444
Growers payable due to Pro-Fac Cooperative, Inc.	6,343	6,232	7,303

Total current liabilities	122,655	112,095	148,970
Obligations under capital leases	76	1,365	1,216
Long-term debt	719,386	698,460	738,582
Other non-current liabilities	63,288	61,878	53,999
Non-current deferred tax liability	37,515	43,604	46,248

Total liabilities	942,920	917,402	989,015

Commitments and contingencies

Stockholder’s deficit:
Common stock, par value $.01; 1,000 shares authorized, issued and outstanding	—	—	—
Additional paid-in capital	40	10	110
Accumulated deficit	(268,702)	(215,057)	(214,921)
Accumulated other comprehensive loss:
Unrealized loss on hedging activity, net of taxes	(3,755)	(4,259)	(3,337)
Pension and other postretirement benefits liability, net of taxes	(14,003)	(24,499)	(23,763)

Total stockholder’s deficit	(286,420)	(243,805)	(241,911)

Total liabilities and stockholder’s deficit	$656,500	$673,597	$747,104

The accompanying notes are an integral part of these consolidated financial statements.

BIRDS EYE FOODS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS)/INCOME

(Information for the three months ended September 27, 2008

and September 26, 2009 is Unaudited)

(dollars in thousands, except for share information)

	Fiscal years ended			Three months ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Net sales	$782,714	$868,318	$935,644	$195,434	$181,113
Cost of sales	(548,190)	(596,983)	(669,427)	(146,936)	(139,316)

Gross profit	234,524	271,335	266,217	48,498	41,797
Selling, administrative, and general expense	(149,200)	(148,833)	(135,722)	(32,389)	(30,469)
Restructuring	(399)	(690)	(1,169)	—	—
Other expense	(1,379)	—	—	—	—

Operating income	83,546	121,812	129,326	16,109	11,328
Loss on early extinguishment of debt	(2,272)	—	—	—	—
Interest expense	(25,680)	(63,100)	(50,001)	(13,746)	(11,017)

Pretax income from continuing operations	55,594	58,712	79,325	2,363	311
Tax provision	(22,410)	(21,491)	(26,220)	(1,120)	(190)

Income from continuing operations	33,184	37,221	53,105	1,243	121
Discontinued operations, net of taxes	(42,080)	830	540	368	15

Net (loss)/income	$(8,896)	$38,051	$53,645	$1,611	$136

Net (loss)/income	$(8,896)	$38,051	$53,645	$1,611	$136
Other comprehensive income/(loss):
Pension liability and other postretirement benefits, net of taxes	3,283	(913)	(10,496)	310	736
Unrealized gain/(loss) on hedging activity, net of taxes	1,314	(5,515)	(504)	463	922

Other comprehensive income/(loss)	4,597	(6,428)	(11,000)	773	1,658

Comprehensive (loss)/income	$(4,299)	$31,623	$42,645	$2,384	$1,794

Income from continuing operations allocated to common stockholder	$1,727	$37,221	$53,105	$1,243	$121

Net (loss)/income allocated to common stockholder	$(40,353)	$38,051	$53,645	$1,611	$136

Basic and diluted net (loss)/income per common share:
Income from continuing operations	$1,918.89	$37,221.00	$53,105.00	$1,243.00	$121.00
Discontinued operations, net of taxes	(46,755.56)	830.00	540.00	368.00	15.00

Net (loss)/income	$(44,836.67)	$38,051.00	$53,645.00	$1,611.00	$136.00

Basic and diluted weighted average number of shares outstanding	900	1,000	1,000	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

BIRDS EYE FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Information for the three months ended September 27, 2008

and September 26, 2009 is Unaudited)

(dollars in thousands)

	Fiscal years ended			Three months ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss)/income	$(8,896)	$38,051	$53,645	$1,611	$136
Adjustments to reconcile net (loss)/income to net cash provided by/(used in) operating activities—
Asset impairment charge and gain on sale of business within discontinued operations	39,534	—	—	—	—
Restructuring activity within discontinued operations	9,836	(1,392)	—	—	—
Restructuring activity within continuing operations	76	393	568	—	—
Cash receipts from involuntary conversion	226	—	—	—	—
Amortization of certain intangible assets	2,869	2,787	2,791	698	698
Depreciation	21,397	14,837	15,618	3,521	3,069
Amortization of debt issue costs, amendment costs, debt discount and interest in kind (includes loss on early extinguishment of debt in 2007)	7,392	35,081	16,048	2,017	5,921
(Gain)/loss on derivatives	—	—	(1,334)	(124)	725
Loss/(gain) on sale of property, plant and equipment	1,514	(290)	(39)	(585)	17
Deferred tax (benefit)/provision	(4,144)	15,131	11,782	(21)	—
Provision/(recoveries) on accounts receivable	188	(114)	104	99	25
Other	494	165	—	—	—
Change in operating assets and liabilities:
Accounts receivable and other receivables	11,570	(6,851)	(3,134)	(15,337)	(11,012)
Inventories	17,885	(7,721)	(20,742)	(110,206)	(82,379)
Income taxes refundable/payable	(71)	(1,965)	6,641	3,359	(4,353)
Accounts payable and other accrued liabilities	(23,672)	3,699	(14,957)	42,041	34,370
Due to Pro-Fac Cooperative, Inc.	3,810	(5,135)	(111)	677	1,071
Other assets and liabilities, net	(19,864)	4,538	(18,856)	(5,196)	428

Net cash provided by/(used in) operating activities	60,144	91,214	48,024	(77,446)	(51,284)

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,875)	(21,610)	(25,803)	(8,901)	(4,294)
Proceeds from disposition of business	92,781	2,590	—	—	—
Proceeds from asset disposals	6,806	624	875	845	—
Cash receipts from involuntary conversion	515	—	—	—	—
(Issuance)/repayment of note receivable to Pro-Fac Cooperative, Inc.	(1,088)	1,088	—	—	—
Other	331	39	—	—	—

Net cash provided by/(used in) investing activities	82,470	(17,269)	(24,928)	(8,056)	(4,294)

BIRDS EYE FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

(Information for the three months ended September 27, 2008

and September 26, 2009 is Unaudited)

(dollars in thousands)

	Fiscal years ended			Three months ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	450,000	306,900	1,308	—	—
Net proceeds from Revolving Credit Facility	—	—	—	64,900	36,200
Payments on long-term debt	(358,584)	(3,375)	(34,628)	(31,125)	(1,189)
Cash paid for debt issuance costs	(7,026)	(8,728)	—	—	—
Payments on Termination Agreement with Pro-Fac Cooperative, Inc.	(10,000)	—	—	—	—
Payments on capital leases	(807)	(739)	(540)	(135)	(142)
Dividend to Birds Eye Holdings LLC (includes redemption of preferred stock in 2007)	(284,183)	(298,172)	(190)	—	—
Birds Eye Holdings LLC investment	18	40	160	160	100

Net cash (used in)/provided by financing activities	(210,582)	(4,074)	(33,890)	33,800	34,969

Net change in cash and cash equivalents	(67,968)	69,871	(10,794)	(51,702)	(20,609)
Cash and cash equivalents at beginning of period	73,896	5,928	75,799	75,799	65,005

Cash and cash equivalents at end of period	$5,928	$75,799	$65,005	$24,097	$44,396

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$30,808	$21,880	$35,100	$10,828	$6,468

Income taxes paid/(received) net	$197	$4,958	$14,058	$(2,046)	$4,543

Supplemental schedule of non-cash investing and financing activities:
Capital lease obligations incurred	$38	$—	$2,457	$2,457	$—

Property, plant and equipment purchases included in accounts payable	$1,590	$933	$665	$959	$796

Interest in kind included in long-term debt	$—	$30,751	$11,966	$964	$4,953

Accretion of preferred stock issuance costs	$(2,205)	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BIRDS EYE FOODS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

FOR THE FISCAL YEARS ENDED JUNE 30, 2007, JUNE 28, 2008

AND JUNE 27, 2009 AND FOR THE THREE MONTHS ENDED

SEPTEMBER 26, 2009 (unaudited)

(Information for the three months ended September 26, 2009 is Unaudited)

(dollars in thousands)

	Common stock shares	Common stock dollars	Additional paid-In capital	Accumulated other comprehensive (loss)/income			Total stockholder’s deficit
				Accumulated deficit	Hedging activity	Pension and other postretirement benefits liability
Balances, June 24, 2006	900	$—	$46,751	$—	$446	$(14,230)	$32,967
Net loss	—	—	—	(8,896)	—	—	(8,896)
Birds Eye Holdings LLC investment	—	—	18	—	—	—	18
Accretion of preferred stock issuance costs	—	—	(2,205)	—	—	—	(2,205)
Dividends on preferred stock	—	—	(29,252)	—	—	—	(29,252)
Dividends on common stock	—	—	(10,272)	—	—	—	(10,272)
Minimum pension liability adjustment, net of taxes	—	—	—	—	—	3,283	3,283
Unrealized gain on hedging activities, net of taxes	—	—	—	—	1,314	—	1,314
Effects of changing the pension plan measurement date pursuant to ASC Topic 715, net of taxes	—	—	—	(1,089)	—	—	(1,089)
Effects of the recognition provisions of ASC Topic 715, net of taxes	—	—	—	—	—	(2,143)	(2,143)

Balances, June 30, 2007	900	—	5,040	(9,985)	1,760	(13,090)	(16,275)
Recapitalization related to transfer of ownership from Birds Eye Holdings LLC to the Company	100	—	(5,040)	5,040	—	—	—
Adoption of FIN 48	—	—	—	(3,636)	—	—	(3,636)
Net income	—	—	—	38,051	—	—	38,051
Birds Eye Holdings LLC investment	—	—	40	—	—	—	40
Dividend to Birds Eye Holdings LLC	—	—	—	(298,172)	—	—	(298,172)
Net actuarial loss and prior service cost recognized in accordance with ASC Topic 715	—	—	—	—	—	(913)	(913)
Unrealized loss on hedging activities, net of taxes	—	—	—	—	(5,515)	—	(5,515)

Balances, June 28, 2008	1,000	—	40	(268,702)	(3,755)	(14,003)	(286,420)
Net income	—	—	—	53,645	—	—	53,645
Birds Eye Holdings LLC investment	—	—	160	—	—	—	160
Dividend to Birds Eye Holdings LLC	—	—	(190)	—	—	—	(190)
Net actuarial loss and prior service cost recognized in accordance with ASC Topic 715	—	—	—	—	—	(10,496)	(10,496)
Unrealized loss on hedging activities, net of taxes	—	—	—	—	(504)	—	(504)

Balances, June 27, 2009	1,000	—	10	(215,057)	(4,259)	(24,499)	(243,805)
Net income (unaudited)	—	—	—	136	—	—	136
Birds Eye Holdings LLC investment (unaudited)	—	—	100	—	—	—	100
Unrealized gain on hedging activities, net of taxes (unaudited)	—	—	—	—	922	—	922
Net actuarial gain and prior service credit recognized in accordance with ASC Topic 715	—	—	—	—	—	736	736

Balances, September 26, 2009 (unaudited).	1,000	$—	$110	$(214,921)	$(3,337)	$(23,763)	$(241,911)

The accompanying notes are an integral part of these consolidated financial statements.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Note 1.    Description of business and summary of significant accounting policies

Change in names of entities: Subsequent to June 27, 2009, the following name changes became effective:

Former name	New name
BE Foods Inc.	Birds Eye Foods, Inc.
Birds Eye Foods, Inc.	Birds Eye Group, Inc.

The accompanying financial statements reflect the name changes for all periods presented.

Form of organization and nature of business: Birds Eye Foods, Inc. (the “Company” or “Birds Eye Foods”), a Delaware corporation, is a wholly-owned subsidiary of Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company (“Holdings LLC”). Birds Eye Foods was formed on July 1, 2007 for the purpose of holding a 100 percent interest in Birds Eye Holdings, Inc., which in turn has a 100 percent direct ownership of Birds Eye Group, Inc. (“Birds Eye Group”).

Birds Eye Holdings, Inc. and Birds Eye Group were previously 100 percent owned by Holdings LLC. Holdings LLC transferred its ownership interest in Birds Eye Holdings, Inc. to Birds Eye Foods on July 1, 2007, making Birds Eye Holdings, Inc. a wholly-owned subsidiary of Birds Eye Foods (“ownership transfer”). This transaction was accounted for as a reorganization of entities under common control and, accordingly, there was no change in basis of the underlying assets and liabilities. The accompanying consolidated financial statements for fiscal 2008 and fiscal 2009 and the three months ended September 27, 2008 and September 26, 2009 are reflective of the change in reporting entity that occurred as a result of the ownership transfer on July 1, 2007. The Birds Eye Foods consolidated financial statements reflect the financial statements of Birds Eye Holdings, Inc. for periods prior to July 1, 2007.

Birds Eye Group is a producer and marketer of processed food products. All of Birds Eye Group’s current operating facilities are within the United States.

Holdings LLC was formed on August 19, 2002 (the ‘Closing Date”), pursuant to the terms of a Unit Purchase Agreement by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative (“Pro-Fac”), Birds Eye Group and Vestar/Agrilink Holdings LLC (“The Transaction”).

Unaudited Interim Financial Statements: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the requirements of Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows have been included. Operating results for the three months ended September 26, 2009 are not necessarily the results to be expected for future interim periods or the full year.

Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Consolidation: The consolidated financial statements include the Company and its consolidated subsidiaries after elimination of intercompany transactions and balances.

Fiscal year: The fiscal year of the Company ends on the last Saturday in June. Fiscal 2009 and fiscal 2008 both comprised 52 weeks and fiscal 2007 comprised 53 weeks. The three months ended September 27, 2008 and September 26, 2009 each comprised 13 weeks.

New accounting pronouncements:

In June 2009, the Financial Accounting Standards Board (‘FASB’) issued Statement of Financial Accounting Standards (‘SFAS”) No. 168 (ASC Topic 105) “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162’. SFAS 168 (ASC Topic 105) replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and identifies the sources of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the U.S. The Company adopted the provisions of SFAS No. 168 (ASC Topic 105) for its interim period ended September 26, 2009. All references to authoritative accounting literature are in accordance with SFAS No. 168 (ASC Topic 105). There have been no changes to the content of the Company’s consolidated financial statements or disclosures as a result of implementing SFAS No. 168 (ASC Topic 105).

In May 2009, the FASB issued SFAS No. 165 (ASC Topic 855), “Subsequent Events”, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. SFAS No. 165 (ASC Topic 855) is effective for interim and annual periods ending after June 15, 2009. The Company conducted an evaluation under SFAS No. 165 (ASC Topic 855) through November 10, 2009, the issuance date of the accompanying interim unaudited consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1 (ASC 825-10-65), “Interim Disclosures about Fair Value of Financial Instruments”. FSP No. FAS 107-1 and APB 28-1 (ASC 825-10-65) amends SFAS No. 107 (ASC Topic 820), “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. This FSP also amends Accounting Principles Board (“APB”) Opinion No. 28 (ASC Topic 270), “Interim Financial Reporting’, to require those disclosures in all interim financial statements. FSP No. FAS 107-1 and APB 28-1 (ASC 825-10-65) became effective for the interim reporting period ended September 26, 2009. The adoption of FSP No. FAS 107-1 and APB 28-1 (ASC 825-10-65) did not have a material effect on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161 (ASC Topic 815), ‘Disclosures about Derivative Instruments and Hedging Activities an Amendment of FASB Statement No. 133”. SFAS No. 161 (ASC Topic 815) requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. The Company adopted SFAS No. 161 (ASC Topic 815) during the interim period ended September 26, 2009. The adoption of SFAS No. 161 (ASC Topic 815) did not impact the Company’s results of operations, cash flows, or financial condition, however, additional footnote disclosures have been made.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

In December 2007, the FASB issued SFAS No. 160 (ASC Topic 810), “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51”. SFAS No. 160 (ASC Topic 810) establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 (ASC Topic 810) clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 (ASC Topic 810) also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 (ASC Topic 810) is effective for fiscal years beginning on or after December 15, 2008, with retrospective presentation and disclosure for all periods presented. Early adoption is prohibited. The Company had no entities or arrangements that were affected by the adoption of SFAS No. 160 (ASC Topic 810) during the interim reporting period ended September 26, 2009.

In December 2007, the FASB issued SFAS No. 141(R) (ASC Topic 805), “Business Combinations”, replacing SFAS No. 141, “Business Combinations’. This statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 termed the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement clarifies that acquirers are required to expense costs related to any acquisitions. SFAS No. 141R (ASC Topic 805) will apply prospectively to business combinations for which the acquisition date is on or after fiscal years beginning December 15, 2008. Early adoption is prohibited. On September 26, 2009, the Company adopted this statement which had no impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (ASC Topic 825), “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”. This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS No. 159 (ASC Topic 825) will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also established presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company adopted this Statement in fiscal 2009. The Company has not elected the fair value option of SFAS No. 159 (ASC Topic 825).

In September 2006, the FASB issued SFAS No. 157 (ASC Topic 820), “Fair Value Measurements”. SFAS No. 157 (ASC Topic 820) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 (ASC Topic 820) is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

fiscal years. In February 2008, the FASB issued FSP FAS 157-2 (ASC Topic 820) “Effective Date of FASB Statement 157” to allow a one-year deferral of adoption of SFAS No. 157 (ASC Topic 820) for non-financial assets and non-financial liabilities that are recognized at fair value on a nonrecurring basis. The Company elected this deferral and adopted these provisions on September 26, 2009, which had no impact on the consolidated financial statements. On June 29, 2008, the Company adopted the other provisions of SFAS No. 157 (ASC Topic 820) which had no impact on the consolidated financial statements.

Cash and cash equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade accounts receivable: The Company accounts for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company estimates its allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical information. The Company periodically reviews the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel’s advice, accounts are written off. It is not Company policy to accrue interest on past due accounts. The Company’s allowance for doubtful accounts was approximately $0.9 million as of June 28, 2008 and $0.8 million as of June 27, 2009 and September 26, 2009.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method. The Company provides inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. These reserves at June 28, 2008, June 27, 2009 and September 26, 2009 totaled $1.2 million, $1.5 million and $1.6 million, respectively.

Property, plant, and equipment and related lease arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, utilizing the following lives:

Depreciable lives
Land improvements	20 years
Buildings	15 – 40 years
Machinery and equipment	3 – 12 years

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Assets subject to capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features. Amortization related to assets subject to capital leases is included within depreciation expense.

Held for sale assets are separately classified on the consolidated balance sheet. The recorded value is the lower of the carrying value or fair value less costs to sell. See Note 3 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding held for sale assets.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Goodwill is not amortized, but instead tested annually for impairment. The Company tests for impairment of goodwill using a two-step approach during the fourth quarter of each fiscal year or at any other

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

time when impairment indicators exist. In the first step, the Company estimates the fair values of its reporting units. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would indicate that goodwill may be impaired. See Note 6 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding goodwill.

Other intangible assets: Other intangible assets include customer relationships, non-competition agreements, employment contracts, trademarks, and a trademark royalty agreement. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized but are tested annually for impairment. Other intangible assets are amortized on a straight-line basis over 5 to 36 years. See Note 6 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding intangible assets.

Impairment of long-lived assets: The Company reviews its long-lived assets for impairment in accordance with ASC Topic 360 (SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition, this indicates that a long-lived asset may be impaired. When an impairment is indicated, the estimated future cash flows are then discounted, or another appropriate fair value methodology is utilized, to determine the estimated fair value of the asset and an impairment charge, if any, is recorded for the difference between the carrying value and the fair value of the asset.

Carrying values of intangible assets with indefinite lives (trademarks) are reviewed at least annually, for possible impairment in accordance with ASC Topic 350 (SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets’). The Company’s impairment review is based on a discounted cash flow approach that requires judgment with respect to future volume, revenue and expense growth rates and the selection of the appropriate discount rate. The Company uses estimates based on expected trends in making these assumptions. An impairment charge would be recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse, economic factors or competitive activities may signal that an asset has become impaired. See Note 6 to the ‘Notes to Consolidated Financial Statements” for additional disclosures.

The determination of the fair value and any potential subsequent impairment of the Company’s remaining long-lived assets require management to make estimates and assumptions that may affect its consolidated financial statements.

Derivative financial instruments: The Company does not engage in speculative derivatives. Derivative financial instruments are utilized to hedge interest rate risk and commodity price risk and are not held for trading purposes. See Note 7 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding the Company’s hedging activities.

Income taxes: Birds Eye Foods and its consolidated subsidiaries are C Corporations subject to federal, state, and foreign taxation. Income taxes are provided on income for financial reporting purposes. Deferred income

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified on the Consolidated Balance Sheet. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 9 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding tax matters.

Workers compensation: The Company is primarily self-insured for workers compensation. The Company accrues for the estimated losses from both asserted and unasserted claims. The estimate of the discounted liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for workers compensation at June 28, 2008, June 27, 2009 and September 26, 2009 was $9.6 million, $8.8 million and $9.2 million, respectively.

Pension and postretirement benefits other than pensions: The Company and its subsidiaries have several pension plans and participated in one union sponsored pension plan. In addition, the Company sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees of the Company. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See Note 10 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding pension and postretirement benefits.

Revenue recognition: The Company recognizes revenue on shipments on the date the merchandise is received by the customer and title transfers. On this date, the customer’s price is fixed or determinable and collectability is reasonably assured. Product sales are reported net of applicable cash discounts, sales allowances and promotions.

Promotional activities: The Company’s promotional activities are conducted either through the retail trade channel or directly with consumers and involve in-store displays; feature price discounts on products; consumer coupons; and similar activities. These activities are generally recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management’s judgment regarding the volume of promotional offers that will be redeemed by either the retail trade channel or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The accrual for promotional activities at June 28, 2008, June 27, 2009, and September 26, 2009 was $5.6 million, $4.3 million, and $11.5 million, respectively.

Shipping and handling expense: The Company follows ASC Topic 605 (Emerging Issues Task Force (“EITF”) 00-10 “Accounting for Shipping and Handling Fees and Costs” (Issue 00-10)). ASC Topic 605 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Costs include amounts for shipping and handling; therefore, the Company charges its customers shipping and handling fees at the time the products are received by the customer and title transfers. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and are classified as selling expenses. The cost of shipping products to the customer classified as selling expenses was $21.0 million, $22.2 million and $20.8 million in fiscal years 2007, 2008 and 2009, respectively, and $5.3 million and $4.3 million for the three months ended September 27, 2008 and September 26, 2009, respectively.

Advertising: Production costs of commercials and programming are charged to earnings in the period first aired. The costs of other advertising and marketing programs are expensed when incurred. Advertising expense, including marketing, incurred in fiscal years 2007, 2008 and 2009 amounted to approximately $33.5 million, $36.5 million and $35.5 million, respectively, and $5.4 million and $5.3 million for the three months ended September 27, 2008 and September 26, 2009, respectively.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Research and development: Research and development costs are expensed as incurred. The amount expensed on internal activities relating to the development of new products or the improvement of existing products was $3.0 million, $3.7 million and $4.0 million in fiscal years 2007, 2008 and 2009, respectively, and $1.2 million and $0.9 million for the three months ended September 27, 2008 and September 26, 2009, respectively.

Comprehensive income: Under ASC Topic 220 (SFAS No. 130 “Reporting Comprehensive Income”), the Company is required to display comprehensive income and its components as part of the financial statements. Comprehensive income is comprised of net income and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net income. The Company includes adjustments for unrecognized pension and other postretirement benefits costs and unrealized gains and losses on hedging transactions in other comprehensive income. The income taxes related to the Company’s unrecognized pension and other postretirement benefits costs amounted to approximately $2.1 million, $0.3 million and $6.2 million for fiscal years 2007, 2008 and 2009, respectively, and $0 for the three months ended September 27, 2008 and September 26, 2009. The income taxes related to the Company’s unrealized losses/gains on hedging transactions amounted to approximately $0.8 million, $3.4 million and $0.3 million, in fiscal years 2007, 2008 and 2009, respectively, and $0.3 million and $0.6 million for the three months ended September 27, 2008 and September 26, 2009, respectively.

Disclosures about fair value of financial instruments: The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See Note 8 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding long-term debt.

Interest rate swap: The fair value of the interest rate swap is based upon valuation models, assumptions and publicly available information as provided by an outside resource.

Net (loss)/income per common share: ASC Topic 260 (SFAS No. 128 “Earnings per Share”), requires the computation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net (loss)/income allocated to common stockholder by the weighted-average number of shares of common stock outstanding during the year. The Company’s weighted average number of shares outstanding are the same for both the basic earnings per common share and diluted earnings per common share calculations for the fiscal years 2007, 2008 and 2009 and for the three months ended September 27, 2008 and September 26, 2009.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The following table provides the calculation of income from continuing operations allocated to common stockholder and net (loss)/income allocated to common stockholder:

(dollars in thousands)	Fiscal years ended			Three months ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Income from continuing operations	$33,184	$37,221	$53,105	$1,243	$121
Less: Accretion of preferred stock issuance costs	2,205	—	—	—	—
Less: Dividends on preferred stock	29,252	—	—	—	—

Income from continuing operations allocated to common stockholder	$1,727	$37,221	$53,105	$1,243	$121

Net (loss)/income	$(8,896)	$38,051	$53,645	$1,611	$136
Less: Accretion of preferred stock issuance costs	2,205	—	—	—	—
Less: Dividends on preferred stock	29,252	—	—	—	—

Net (loss)/income allocated to common stockholder	$(40,353)	$38,051	$53,645	$1,611	$136

Note 2.    Related party transactions

The transaction: In connection with the August 19, 2002 Transaction, Birds Eye Group entered into several agreements effective as of the Closing Date, including the following:

(i) Termination agreement. Pro-Fac, a significant shareholder of Holdings LLC, and Birds Eye Group entered into a letter agreement dated as of the Closing Date (the ‘Termination Agreement”), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Group (the “Old Marketing and Facilitation Agreement”) which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Group and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Group agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years. The final $10.0 million payment was made during the year ended June 30, 2007.

(ii) Amended and restated marketing and facilitation agreement. Pro-Fac and Birds Eye Group entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the “Amended and Restated Marketing and Facilitation Agreement”). The Amended and Restated Marketing and Facilitation Agreement replaced the Old Marketing and Facilitation Agreement. Birds Eye Group pays Pro-Fac the commercial market value (“CMV”) of the crops supplied in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. Birds Eye Group makes payments to Pro-Fac for an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac meet with Birds Eye Group management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Group. The CMV of crops supplied by Pro-Fac was $49.2 million, $18.3 million and $23.2 million for the fiscal years ended June 30, 2007, June 28, 2008 and June 27, 2009, respectively.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Group determines the amount of crops which Birds Eye Group will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Group during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Birds Eye Group’s needs for each particular crop, then certain shortfall payments will be made by Birds Eye Group to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Group in the 2002 crop year (fiscal 2003). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops currently purchased by the Company under the agreement cannot exceed $4.5 million over the remaining term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Group may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Group or Birds Eye Holdings Inc. Birds Eye Group may terminate the Amended and Restated Marketing Agreement as a result of a change in control without the payment of any termination fee. Also, Birds Eye Group may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Group with respect to the sold business are disregarded for purposes of determining shortfall payments.

(iii) Management agreement. The Company and Vestar Capital Partners entered into a management agreement dated as of August 19, 2002 (the “Management Agreement”) pursuant to which Vestar Capital Partners, an investment firm and affiliate of Vestar Capital Partners IV, L.P., a Delaware limited partnership and the sole member of Vestar/Agrilink Holdings (“Vestar Capital Partners”), provides advisory and consulting services to the Company. In consideration for such services, the Company pays Vestar Capital Partners an annual management fee equal to the greater of $1.0 million or 0.7 percent of the Company’s earnings, before interest, taxes, depreciation and amortization. The management fee paid by the Company to Vestar Capital Partners was $1.0 million in fiscal years 2007, 2008 and 2009.

The Management Agreement does not include investment banking or other financial advisory services in connection with acquisitions, divestitures, refinancings, or restructurings. In fiscal 2007, the Company paid $1.3 million to Vestar Capital Partners for services rendered in relation to the Company’s refinancing.

Note 3.    Discontinued operations and held for sale assets

Non-brand frozen vegetables business: On December 21, 2006, the Company completed the sale of its non-brand frozen vegetable business, historically reported in the non-brand reporting segment, to Allens Inc. (“Allens”) and recognized a gain on sale of $0.6 million recorded within discontinued operations. The sale consisted primarily of inventory and manufacturing facilities in Brockport, Bergen and Oakfield, New York; Fairwater, Wisconsin; and Montezuma, Georgia. The sale also included the Chill Ripe and Garden Classic brand names and the assumption by Allens of several contractual obligations associated with the non-brand frozen vegetable business.

As part of the decision to exit the non-brand frozen vegetable business, the Company also completed the closure of its manufacturing facility in Watsonville, California. During fiscal 2007, the Company sold certain tangible personal property located at the Watsonville location. The Company recorded a $5.7 million impairment charge to write down the carrying value of the Watsonville personal property to its fair value less costs to sell.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

This charge is included within discontinued operations. The building, improvements, and remaining land in Watsonville, California are currently held for sale and are expected to be sold in fiscal 2010.

The Company’s decision to exit the non-brand frozen vegetable business also resulted in the elimination of a number of administrative positions in both the Rochester, New York and Green Bay, Wisconsin locations.

The following table highlights the fiscal 2007, 2008 and 2009 non-brand frozen vegetable business pre-tax exit costs recorded in accordance with ASC Topic 420 (SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”). The liability is included in other accrued liabilities in the accompanying Consolidated Balance Sheets. These costs are all reported within discontinued operations:

(dollars in thousands)	Termination benefits	Contract termination costs	Pension charge	Total
Liability balance June 24, 2006	$—	$—	$—	$—
Expense	6,206	6,576	1,500	14,282
Cash payments	(4,446)	—	—	(4,446)
Buyers share of termination benefits	199	—	—	199

Liability balance June 30, 2007	1,959	6,576	1,500	10,035
Expense/(income)	278	—	(1,500)	(1,222)
Cash payments	(1,913)	(6,576)	—	(8,489)

Liability balance June 28, 2008	324	—	—	324
Cash payments	(247)	—	—	(247)

Liability balance June 27, 2009	$77	$—	$—	$77

There are no remaining exit costs expected.

In fiscal 2007, the Company also recorded a pre-tax fixed asset impairment charge of $18.9 million and recognized accelerated depreciation charges of $2.2 million to reflect the shortened asset lives which coincided with the final production dates. In addition, the Company recorded inventory markdowns of $15.3 million. These costs are all recorded within discontinued operations.

As required by the terms of the Senior Secured Credit Agreement dated August 19, 2002, the net proceeds from the sale of the non-brand frozen vegetable business were used to pay down borrowings on that facility.

The Company allocated interest expense and a portion of amortization of debt issue costs to discontinued operations in fiscal 2007 in the amount of $3.8 million. In addition, the Company wrote off $0.8 million in deferred financing fees in fiscal 2007 which is also included in discontinued operations.

In conjunction with the closure of the Watsonville, California facility in fiscal 2007, the Company estimated and recorded a withdrawal liability based on information from the union sponsored pension plan of approximately $1.5 million. In fiscal 2008, based upon new information received by the Company from the union sponsored pension plan, the Company revised the estimated liability as it was determined the Company has no withdrawal liability.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Discontinued operations—In accordance with ASC Topic 360 (SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”), the operations of the non-brand frozen vegetable business have been presented as discontinued operations in the accompanying Consolidated Statements of Operations and Comprehensive (Loss)/Income as follows:

(dollars in thousands)	Fiscal years ended
	June 30, 2007	June 28, 2008	June 27, 2009
Net sales	$107,112	$—	$—

(Loss)/gain before income taxes and gain on sale (inclusive of asset impairment, restructuring, and deferred financing charges described above)	$(69,102)	$1,334	$865
Gain on sale	595	—	—

(Loss)/gain before income taxes	(68,507)	1,334	865
Income tax benefit/(provision)	26,427	(504)	(325)

Discontinued operations, net of taxes	$(42,080)	$830	$540

Held for sale assets The major classes of assets included in the Consolidated Balance Sheets as held for sale assets are as follows:

	Fiscal years ended
(dollars in thousands)	June 28, 2008	June 27, 2009
Property, plant and equipment, net	$7,661	$7,402

Note 4.    Inventories

The major classes of inventories, net of inventory obsolescence reserves of $1.2 million, $1.5 million and $1.6 million as of June 28, 2008, June 27, 2009 and September 26, 2009, respectively, are as follows:

	Fiscal years ended		Three months ended
(dollars in thousands)	June 28, 2008	June 27, 2009	September 26, 2009
			(Unaudited)
Finished goods	$94,319	$108,971	$199,942
Raw materials and supplies	21,356	26,945	18,897

Total inventories	$115,675	$135,916	$218,839

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Note 5.    Property, plant and equipment and related obligations

The following is a summary of property, plant and equipment and related obligations at June 28, 2008 and June 27, 2009:

(dollars in thousands)	Fiscal years ended
	June 28, 2008				June 27, 2009
	Owned assets	Leased assets	Total	Owned assets	Leased assets	Total
Land	$6,662	$—	$6,662	$6,658	$—	$6,658
Land improvements	1,778	—	1,778	1,827	—	1,827
Buildings	34,213	—	34,213	44,830	—	44,830
Machinery and equipment	130,565	4,001	134,566	138,637	2,531	141,168
Construction in progress	3,613	—	3,613	7,973	—	7,973

	176,831	4,001	180,832	199,925	2,531	202,456
Less accumulated depreciation and amortization	(72,118)	(3,172)	(75,290)	(84,762)	(644)	(85,406)

Net	$104,713	$829	$105,542	$115,163	$1,887	$117,050

Obligations under capital leases		$818			$1,944
Less current portion		(742)			(579)

Long-term portion		$76			$1,365

Interest capitalized in conjunction with construction amounted to approximately $0.1 million in fiscal 2007 and approximately $0.5 million in fiscal years 2008 and 2009.

The following is a schedule of future minimum lease payments primarily for warehouse, production and office facilities and equipment, together with the present value of the minimum lease payments related to capitalize leases, both as of June 27, 2009.

Fiscal year ending last Saturday in June (dollars in thousands)	Capital leases	Operating leases	Total future commitment
2010	$692	$7,233	$7,925
2011	680	6,996	7,676
2012	677	5,843	6,520
2013	113	4,621	4,734
2014	—	3,760	3,760
Later years	—	17,688	17,688

Net minimum lease payments	2,162	$46,141	$48,303

Less amount representing interest	(218)

Present value of minimum lease payments	$1,944

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $9.6 million, $7.7 million and $8.2 million for fiscal years 2007, 2008 and 2009, respectively.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Note 6.    Accounting for goodwill and intangible assets

Goodwill: The Company follows ASC Topic 350 (SFAS No. 142 “Goodwill and Other Intangible Assets”), which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount.

During the quarters ended June 30, 2007, June 28, 2008 and June 27, 2009, the Company performed an annual impairment test as required by ASC Topic 350. The fair value of the Company’s reporting units was determined and was compared to their carrying value, indicating that no impairment exists.

During fiscal 2008, the Company reversed a pre-acquisition valuation allowance against state income tax credits and carryforwards resulting in a decrease in goodwill of $3.6 million. In accordance with ASC Topic 740 (EITF 93-7 “Uncertainties Related to Income Taxes in a Purchase Business Combination”), the effect of income tax settlements that result from prior business combinations years should be applied to increase or decrease the goodwill balance attributable to that acquisition. Accordingly, during fiscal year 2009 the Company decreased its goodwill by $1.9 million to reflect the estimates of the tax settlements for the amounts incurred prior to The Transaction. There were no changes in goodwill during the three months ended September 26, 2009.

A summary of changes in the Company’s goodwill during fiscal 2008 and 2009 by business segment is outlined as follows:

(dollars in thousands)	Fiscal years ended
	June 30, 2007	Adjustments	June 28, 2008	Adjustments	June 27, 2009
Frozen food group	$48,227	$(3,186)	$45,041	$(1,635)	$43,406
Specialty food group	10,587	(435)	10,152	(224)	9,928

Total	$58,814	$(3,621)	$55,193	$(1,859)	$53,334

Intangible assets: As outlined in ASC Topic 350, certain intangibles with a finite life are required to be amortized. ASC Topic 350 also requires that intangible assets with indefinite lives not be amortized, however, are required to be tested annually for impairment. During the quarters ended June 30, 2007, June 28, 2008 and June 27, 2009, the Company performed an asset impairment test and concluded that the fair value of such assets exceeded their carrying value.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The following schedule sets forth the major classes of intangible assets held by the Company:

(dollars in thousands)	Estimated lives	Fiscal years ended				Three months ended
		June 28, 2008		June 27, 2009		September 26, 2009
		Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
						(Unaudited)	(Unaudited)
Amortized intangible assets:
Customer relationships	9-36 years	$36,191	$(8,160)	$36,191	$(9,842)	$36,191	$(10,263)
License agreement	14 years	10,406	(4,406)	10,406	(5,156)	10,406	(5,343)
Other	5 years	2,344	(1,872)	2,344	(2,231)	2,344	(2,321)

Total		48,941	$(14,438)	48,941	$(17,229)	48,941	$(17,927)

Unamortized intangible assets:
Trademarks		179,500		179,500		179,500

Total		$228,441		$228,441		$228,441

The aggregate amortization expense associated with intangible assets was approximately $2.8 million in fiscal 2007, 2008 and 2009 and $0.7 million for the three months ended September 27, 2008 and September 26, 2009. The aggregate amortization expense for the remainder of fiscal 2010 and for each of the four succeeding fiscal years is estimated as follows:

Fiscal year ending last Saturday in June (dollars in thousands)
2010	$1,841
2011	$2,435
2012	$1,657
2013	$1,544
2014	$1,543

Note 7.    Accounting for derivative instruments, hedging activities, and fair value measurements

Derivative instruments and hedging activities

ASC Topic 815 (SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”), requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of ASC Topic 815, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

The Company, as a result of its operating and financing activities, is exposed to changes in certain commodity prices and interest rates which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the Company has entered into select derivative contracts.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Commodity prices: The Company is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, the Company entered into two forward purchase contracts with effective terms from July 1, 2008 through June 30, 2009 and September 1, 2008 through June 30, 2009, respectively. The forward purchase contracts were designated as cash flow hedges of the Company’s forecasted corrugated purchases. The contracts hedged approximately 80 percent of the Company’s annual usage. At June 27, 2009, the contracts were completed and the fair values of the agreements were $0. In fiscal 2008, the Company entered into a forward purchase contract with an effective term from July 1, 2007 through June 30, 2008. The forward purchase contract was designated as a cash flow hedge of the Company’s forecasted corrugated purchases. The contract hedged approximately 80 percent of the Company’s annual usage. At June 28, 2008, the contract was completed and the fair value of the agreement was $0.

The Company is also exposed to commodity price risk related to forecasted diesel fuel purchases. To mitigate the risk, the Company entered into a forward purchase contract in fiscal 2009 with an effective term from July 1, 2009 through June 30, 2010. The forward purchase contract will hedge approximately 70 percent of the Company’s annual diesel fuel purchases. The forward purchase contract is a derivative in which the Company elected not to use “hedge accounting”, as defined by ASC Topic 815. Accordingly, the Company recognizes in income the fair value gains and losses of this contract. At June 27, 2009 and September 26, 2009 the fair value of the contract was approximately $1.3 million and $0.6 million, respectively. Consequently, a $1.3 million unrealized gain and a $0.7 million unrealized loss was recorded in selling, general and administrative expenses in the fiscal 2009 and the three months ended September 26, 2009 Consolidated Statements of Operations and Comprehensive Income, respectively. Forward purchase contracts in effect as of September 26, 2009 were as follows:

Notional Amount	Maturity	Strategy	Fixed Price
285,000 gallons/month	06/30/2010	Not applicable	$2.46

Interest rate swap agreement: In order to reduce the Company’s exposure to fluctuations in interest rates, the Company entered into an interest rate swap agreement. This agreement effectively converts a portion of the Company’s floating-rate debt to fixed-rate debt. Such agreements involve the exchange of fixed-rate and floating-rate payments over the life of the agreement without the exchange of the underlying principal amounts. The Company’s swap agreement qualifies for cash flow hedge accounting. The Company’s policy is to enter into swap agreements only with counterparties it considers to be creditworthy. The interest rate swap contract is for a period of three years and became effective on June 30, 2007. The contract requires payment of a fixed rate of interest (4.87 percent) and the receiving of a variable rate of interest (three-month London Interbank Offered Rate (“LIBOR”) of 2.70 percent and 1.22 percent as of June 28, 2008 and June 27, 2009, respectively. The notional principal amount of indebtedness was $296.0 million and $229.0 million as of June 28, 2008 and June 27, 2009, respectively, and amortizes quarterly according to a fixed schedule.

Approximately 41 percent and 33 percent of the Company’s underlying debt is being hedged with this interest rate swap at June 28, 2008 and June 27, 2009, respectively. Swap agreements in effect as of September 26, 2009 were as follows:

(dollars in thousands)
			Weighted Average Variable
Notional Amount	Maturity	Strategy	LIBOR Rate	Fixed Rate
$190,000	06/30/2010	Cash Flow Hedge	0.62%	4.87%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Weighted-average variable rates are subject to change over time as LIBOR fluctuates. Notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of the Company’s interest rate exposure.

Neither the Company nor the counterparty is required to collateralize its obligations under the swap agreements. The Company is exposed to loss if the counterparty defaults. Management does not anticipate any non-performance by counterparties to the Company’s swap agreements, in part because all counterparties have investment grade credit ratings. Risk management strategies, such as interest rate swaps, are reviewed by the Company’s senior management. The Company’s policy is to limit the maximum amount of positions that can be taken in any given instrument.

The fair value, on a gross basis, of the Company’s derivative financial instruments included in the accompanying consolidated balance sheet as of September 26, 2009 is presented as follows:

(dollars in thousands)	Balance Sheet Location	Fair Value
Derivatives Designated as Hedging Instruments:
Interest rate swap agreement	Other accrued liabilities ($5,408); Accrued interest ($1,984)	$7,392

Total Derivatives		$7,392

Derivatives not Designated as Hedging Instruments:
Forward purchase contract	Prepaid expenses and other current assets	$608

Total Derivatives		$608

The activity for the three months ended September 26, 2009 related to the Company’s derivative financial instruments is presented as follows:

(dollars in thousands)	Amount of Gain Recognized in Other Comprehensive Income on Derivatives	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (effective portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (effective portion)
Derivatives in Cash Flow Hedging Relationships:
Interest rate swap agreement	$922	Not applicable	$—

Total	$922		$—

(dollars in thousands)	Amount of Loss Recognized in Income on Derivatives	Location of Loss Recognized in Income on Derivatives
Derivatives not Designated as Hedging Instruments:
Forward purchase contract	$725	Selling, administrative, and general expense

Total	$725

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting changes in cash flows of a hedged item, the derivative or hedged item expires or is sold, terminated, or exercised, or management determines that it is no longer appropriate to designate the derivative as a hedge instrument. The discontinuation of hedge accounting would result in a reclassification into earnings of any gains or losses that are currently being reported in accumulated other comprehensive loss. The Company does not expect to reclassify any amounts from accumulated other comprehensive loss into earnings within the next 12 months.

The Company designated this interest rate swap contract as a cash flow hedge. The fair value of the cash flow hedge is generally deferred to other comprehensive income. At June 27, 2009, the fair value of the contract was ($9.0) million. At June 27, 2009, $2.1 million is reported in accrued interest, $6.9 million is reported in other non-current liabilities and an after-tax unrealized loss of $4.3 million was reported in accumulated other comprehensive income in stockholder’s deficit. At June 28, 2008, the fair value of the contract was ($7.7) million. At June 28, 2008, $1.6 million was reported in accrued interest, $6.1 million was reported in other non-current liabilities and an after-tax unrealized loss of $3.8 million was reported in accumulated other comprehensive loss in stockholder’s deficit.

Fair value measurements

The Company adopted ASC Topic 820 (SFAS No. 157 “Fair Value Measurements”) on June 29, 2008, for financial assets and financial liabilities. ASC Topic 820 defines fair value, provides guidance for measuring fair value and requires certain disclosures. ASC Topic 820 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs, other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table summarizes the valuation of the Company’s financial instruments by the foregoing ASC Topic 820 fair value hierarchy levels as of June 27, 2009 and September 26, 2009:

	Fiscal year ended June 27, 2009				Three months ended September 26, 2009
(dollars in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	—	$60,878	—	$60,878	—	$41,121	—	$41,121
Commodity derivative	—	$1,334	—	$1,334	—	$608	—	$608
Liabilities
Interest rate exchange agreement derivative	—	$8,963	—	$8,963	—	$7,392	—	$7,392

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs, such as forward rates, interest rates, and counterparties’ credit risks, and minimize the use of unobservable inputs. The Company is able to establish fair value balances based on the observability of those inputs. Commodity derivatives and interest rate derivatives are classified as Level 2 fair value based upon pricing models using market-based inputs. Model inputs can be verified and valuation techniques do not involve significant management judgment.

Note 8.    Debt

The following is a summary of long-term debt outstanding:

	Fiscal years ended		Three months ended
(dollars in thousands)	June 28, 2008	June 27, 2009	September 26, 2009
			(Unaudited)
JPMorgan term loan facility	$385,500	$381,000	$379,875
UBS term loan facility	340,751	322,717	327,670
Other debt	—	1,180	1,116
Revolving Credit Facility	—	—	36,200
UBS original issue discount	(2,365)	(1,681)	(1,521)

Total debt	723,886	703,216	743,340
Less current portion	(4,500)	(4,756)	(4,758)

Total long-term debt	$719,386	$698,460	$738,582

Bank debt facilities: On March 22, 2007, Birds Eye Holdings Inc., a wholly-owned subsidiary of the Company, and certain of its subsidiaries, executed an amended and restated credit agreement (the “New Senior Credit Facility”) with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank, as administrative agent. (the “Refinancing”). The New Senior Credit Facility is comprised of (i) a $125.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and (ii) a $450.0 million senior secured B term loan (the “Term Loan Facility”).

The proceeds received by Birds Eye Group from the New Senior Credit Facility were used, in part, to repay $163.1 million of outstanding term loans due under the Senior Secured Credit Agreement dated August 19, 2002 and complete a dividend payment to Birds Eye Holdings Inc. Birds Eye Holdings Inc. subsequently distributed its share of the proceeds to Holdings LLC. Birds Eye Group paid $7.0 million in fees in conjunction with the Refinancing which have been capitalized and are being amortized over the life of the underlying debt. In conjunction with the repayment, a pre-tax loss on early extinguishment of debt of $2.9 million was recorded in fiscal 2007 and reflects the write-off of certain deferred financing fees associated with the previous credit facility.

The Revolving Credit Facility matures in March 2012 and allows up to $40.0 million to be available in the form of letters of credit. As of June 28, 2008, June 27, 2009 and September 26, 2009, (i) cash borrowings outstanding under the Revolving Credit Facility were $0, $0, and $36.2 million, respectively, (ii) there were $18.0 million, $16.4 million and $16.1 million in letters of credit outstanding as of June 28, 2008, June 27, 2009 and September 26, 2009, respectively, and therefore (iii) availability under the Revolving Credit Facility was $107.0 million, $108.6 million and $72.7 million as of June 28, 2008, June 27, 2009 and September 26, 2009,

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

respectively. The Revolving Credit Facility bears interest at Birds Eye Group’s option, at a base rate or the London InterBank Offered Rate (“LIBOR”) plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to Birds Eye Group’s Consolidated Net Leverage Ratio, as defined by the New Senior Credit Facility, and is adjusted quarterly based on the calculation of the Consolidated Net Leverage Ratio. As of June 28, 2008, June 27, 2009 and September 26, 2009, the Revolving Credit Facility bears interest in the case of base rate loans at the Base Rate, as defined in the New Senior Credit Facility, plus (i) .75 percent, and (ii) in the case of LIBOR loans at LIBOR plus 1.75 percent for loans under the Revolving Credit Facility. The unused commitment fee is .38 percent as of June 28, 2008, June 27, 2009 and September 26, 2009 on the daily average unused commitment under the Revolving Credit Facility and also varies based on Birds Eye Group’s Consolidated Net Leverage Ratio.

The Term Loan Facility bears interest at Birds Eye Group’s option, at a base rate or LIBOR plus, in each case, an applicable percentage. The Term Loan Facility bears interest in the case of base rate loans at the Base Rate, as defined in the New Senior Credit Facility, plus a fixed 1.25 percent and in the case of LIBOR loans at LIBOR plus 1.75 percent (to increase to 2.00 percent in the event that Birds Eye Group’s Consolidated Net Leverage Ratio is greater than 5.00 to 1.00). As of June 28, 2008, June 27, 2009 and September 26, 2009, the interest rate under the Term Loan Facility was 4.45 percent, 2.97 percent and 2.19 percent, respectively.

The Term Loan Facility requires payments in quarterly installments in the amount of $1,125,000 starting June 30, 2007 and matures on March 22, 2013 upon which the balance is due. In fiscal years 2007, 2008 and 2009, Birds Eye Group made mandatory payments of $1,125,000, $3,375,000 and $4,500,000, respectively. In the first three months of fiscal 2010, Birds Eye Group made mandatory payments of $1,125,000. A voluntary prepayment of $60.0 million was made in fiscal 2007. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the New Senior Credit Facility. Provisions of the New Senior Credit Facility require that annual payments, within 105 days after the end of each fiscal year, commencing in fiscal 2008, in the amount of “excess cash flow,” as defined in the New Senior Credit Facility, be utilized to prepay the Term Loan Facility at an applicable percentage that corresponds to the Company’s Consolidated Net Leverage Ratio. The excess cash flow payment is based in part on Birds Eye Group’s operating income during the year less capital expenditures and cash interest. No “excess cash flow” payments were due for the years ended June 28, 2008 or June 27, 2009.

Birds Eye Group’s previous credit facility also included an “excess cash flow” provision. The amount of “excess cash flow” payment for the year ended June 24, 2006 was $8.6 million and was paid in fiscal 2007.

The New Senior Credit Facility contains customary covenants and restrictions on Birds Eye Group’s activities, including, but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; (iii) restrictions or limitations on the ability to pay dividends and (iv) limitations on transactions with affiliates and other distributions. The Revolving Credit Facility also requires Birds Eye Group to maintain a maximum average total debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ratio (“Consolidated Net Senior Secured Leverage Ratio”) when amounts are outstanding on the last day of any fiscal quarter. As of June 28, 2008, June 27, 2009 and September 26, 2009, Birds Eye Group was in compliance with all covenants, restrictions, and requirements under the terms of the New Senior Credit Facility.

Birds Eye Group’s obligations under the New Senior Credit Facility are collateralized by a first priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of Birds Eye

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Group and its domestic subsidiaries, and (iii) 65% of the capital stock in certain foreign subsidiaries. Birds Eye Group’s obligations under the New Senior Credit Facility are guaranteed by Birds Eye Holdings Inc. and certain of its subsidiaries. See Note 13 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding guarantees and indemnifications.

On July 11, 2007 Birds Eye Foods, executed a credit agreement (the “Credit Agreement”) with UBS Loan Finance, LLC, as the lender and UBS AG, Stamford Branch, as administrative agent. The Credit Agreement consists of a $310.0 million term loan and was issued at a 1% discount. Birds Eye Foods paid $8.7 million in financing fees which have been capitalized and are being amortized over the life of the underlying debt.

The maturity date of the term loan facility is July 11, 2012 at which time the principal amount is due. The term loan facility bears interest at the Company’s option, at a Base Rate or LIBOR plus, in each case, an applicable percentage. The term loan facility bears interest in the case of base rate loans at the Base Rate, as defined in the Credit Agreement, plus: 3.5% through December 27, 2008, 4.0% from December 28, 2008 through December 26, 2009 and 4.5% thereafter. In the case of LIBOR loans, at LIBOR plus: 4.5% through December 27, 2008, 5.0% from December 28, 2008 through December 26, 2009 and 5.5% thereafter. The interest rate under this term loan facility was 6.08 percent at June 27, 2009, 7.97 percent at June 28, 2008 and 6.00 percent at September 26, 2009.

Birds Eye Foods may elect to pay interest (i) in cash, (ii) in kind or (iii) half in cash and half in kind. Interest paid in kind is calculated at a rate 0.75% higher than the rates outlined above and is added to the unpaid principal amount of the term loan.

The net proceeds from the Credit Agreement were used by the Company to pay a $298.2 million dividend to its parent, Holdings LLC.

The UBS Credit Facility contains customary covenants and restrictions on the Company’s activities, including, but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, and asset sales; and (iii) limitations on transactions with affiliates and other distributions. As of June 28, 2008, June 27, 2009 and September 26, 2009, the Company was in compliance with all covenants, restrictions, and requirements under the terms of the UBS Credit Facility.

The Company’s obligations under the UBS Credit Facility are not collateralized.

Other debt: In the second quarter of fiscal 2009, Birds Eye Group entered into a low interest rate loan with the power utility provider for its Darien facility as incentive to install new, more energy efficient equipment. The total amount of the loan is $1.3 million and bears an interest rate of 1.0%. The loan requires payments in equal monthly installments and matures in December 2013.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Revolving credit facility: Borrowings under the short-term Revolving Credit Facility were as follows:

(dollars in thousands)	Fiscal years ended		Three months ended
	June 28, 2008	June 27, 2009	September 26, 2009
			(Unaudited)
Balance at period end	$—	$—	$36,200
Rate at period end	N/A	N/A	2.0%
Maximum outstanding during the period	$56,400	$78,600	$37,100
Average amount outstanding during the period	$20,854	$30,964	$8,737
Weighted average interest rate during the period	6.8%	3.1%	2.0%

Senior subordinated notes—11 7/8 percent (due 2008): In fiscal 1999, Birds Eye Group issued Senior Subordinated Notes (the “Notes’) for $200.0 million aggregate principal amount due November 1, 2008. On November 24, 2003, Birds Eye Group repaid $150.0 million of these Notes and on November 20, 2006 Birds Eye Group repurchased the remaining $50.0 million.

In conjunction with the fiscal 2007 repayment, a $0.6 million pre-tax gain on early extinguishment of debt was recorded and reflects the write off of the remaining unamortized premium.

Debt maturity schedule: The following table summarizes the Company’s future payments due on debt as of June 27, 2009:

Fiscal year ending last Saturday in June (dollars in thousands)
2010	$4,756
2011	4,760
2012	5,889
2013	689,358
2014	134

Total	$704,897

Fair value: The estimated fair value of long-term debt outstanding, including the current portion, was approximately $693.0 million, $638.0 million and $690.5 million at June 28, 2008, June 27, 2009 and September 26, 2009, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Note 9.    Taxes on income

The Company and its wholly-owned subsidiaries are C Corporations which are subject to federal, state, and foreign taxation.

The tax provision on pretax income from continuing operations includes the following:

	Fiscal years ended
(dollars in thousands)	June 30, 2007	June 28, 2008	June 27, 2009
Federal—
Current	$(24,094)	$(1,822)	$(16,501)
Deferred	3,535	(18,040)	(10,806)

	(20,559)	(19,862)	(27,307)
State and foreign—
Current	(2,460)	(4,538)	2,063
Deferred	609	2,909	(976)

	(1,851)	(1,629)	1,087

	$(22,410)	$(21,491)	$(26,220)

A reconciliation of the effective tax rate to the amount computed by applying the federal income tax rate to pretax income from continuing operations is as follows:

	Fiscal years ended
	June 30, 2007	June 28, 2008	June 27, 2009
Statutory federal rate	35.0%	35.0%	35.0%
State and foreign income taxes, net of federal income tax benefit	3.3%	4.0%	3.9%
Adjustment of state income tax reserves	0.0%	0.8%	-2.3%
Change in state valuation allowance	3.1%	-3.5%	-3.0%
Domestic manufacturing deduction	0.0%	-0.6%	-1.1%
Other, net	-1.1%	0.9%	0.6%

Effective Tax Rate	40.3%	36.6%	33.1%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Deferred tax (liabilities)/assets consist of the following:

	Fiscal years ended
(dollars in thousands)	June 28, 2008	June 27, 2009
Liabilities—
Depreciation	$(16,732)	$(18,468)
Goodwill and other intangible assets	(44,480)	(48,540)
Basis difference in partnership interest	(8,324)	(8,258)
Prepaid manufacturing expense	(1,103)	(1,073)
Debt issue costs	(215)	(156)

Total deferred tax liabilities	(70,854)	(76,495)

Assets—
Inventories	2,461	2,058
Credits and operating loss carryforwards	21,022	18,256
Insurance accruals	3,746	3,698
Pension/post retirement benefit accruals	15,748	19,869
State tax accruals	1,895	469
Interest rate swap	2,331	2,589
Contribution carryforward	772	—
Other	3,770	3,068

Total deferred tax assets	51,745	50,007

Net deferred tax liability	(19,109)	(26,488)
Valuation allowance	(14,620)	(12,239)

Total	$(33,729)	$(38,727)

The net deferred tax asset/(liability) is reflected on the Company’s accompanying Consolidated Balance Sheets as follows:

	Fiscal years ended
(dollars in thousands)	June 28, 2008	June 27, 2009
Current deferred tax asset	$3,786	$4,877
Non-current deferred tax liability	(37,515)	(43,604)

Total deferred taxes	$(33,729)	$(38,727)

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. The change in the valuation allowance recorded in the income tax provision totaled $1.7 million, $(3.0) million and $(2.4) million during the years ended June 30, 2007, June 28, 2008 and June 27, 2009, respectively.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The remaining change in valuation allowance totaling $ (3.6) million during the year ended June 28, 2008 was recorded as a reduction of goodwill. See Note 6 to the “Notes to Consolidated Financial Statements”. The change in the Company’s valuation allowance during the year ended June 27, 2009 was due to enhanced profitability.

The Company has varying state net operating loss carryforwards depending on whether it files on a combined or separate company basis by jurisdiction. The tax effect of these state net operating loss carryforwards is $8 million. The expiration dates of the state net operating loss carryforwards vary. Ultimately, all state net operating loss carryforwards will expire on or before June 2026, if not utilized by the Company. The Company has state credits totaling $8.8 million of which $1.7 million expire on or before June 2021. The remaining $7.1 million in state credits do not expire. The Company’s June 27, 2009 foreign net operating loss carryforward is $1.3 million. These foreign net operating loss carryforwards expire on or before June 2019.

As of June 27, 2009, the Company maintained a valuation allowance in the amount of $12.2 million. The valuation allowance was established for foreign and state net operating losses and state tax credits which the Company cannot assure that realization of the net operating losses and credits is more likely than not to occur.

The Company was required to adopt ASC Topic 740-10-25 (FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”), on July 1, 2007. As a result of the adoption of ASC Topic 740-10-25, there was a $3.6 million cumulative effect adjustment for unrecognized tax benefits, which was accounted for as an adjustment to accumulated deficit as of July 1, 2007.

The following is a rollforward of the Company’s liability for income taxes associated with unrecognized tax benefits:

(dollars in thousands)
Balance as of July 1, 2007	$4,767
Tax positions related to current year	72

Balance as of June 28, 2008	4,839
Tax positions related to current year	196
Tax positions related to prior years:
Settlements	(3,733)
Lapses in statutes of limitations	(54)

Balance as of June 27, 2009	$1,248

The Company’s policy regarding interest and/or penalties related to income tax matters is to recognize such items as a component of the income tax provision. During the years ended June 28, 2008 and June 27, 2009, the Company recognized approximately $0.8 million and $0.1 million, respectively, of interest expense. Additionally, the Company had approximately $4.7 million and $0.6 million of interest and penalties associated with uncertain tax benefits accrued as of June 28, 2008 and June 27, 2009, respectively.

If the unrecognized tax benefits were recognized, they would favorably affect the effective income tax rate in any future periods. Consistent with the provisions of ASC Topic 740-10-25, the Company has considered whether certain income tax liabilities should be classified as current or noncurrent based on management’s estimate of when these liabilities will be settled. The Company has concluded that these income tax liabilities are noncurrent and included them in other non-current liabilities in the accompanying consolidated balance sheets.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

It is reasonably possible that the liability associated with the Company’s unrecognized tax benefits will increase or decrease within the next twelve months. These changes may be the result of ongoing audits, settlements or the expiration of statutes of limitations. Currently, the Company is unable to estimate the range of increases or decreases to its unrecognized tax benefits.

The Company files numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many state jurisdictions. The Company has been audited for U.S. federal income tax matters for years through June 25, 2005. The Company’s U.S. tax matters for the years June 25, 2005 through June 27, 2009 remain subject to examination by the Internal Revenue Service (IRS). Substantially all material state and local income tax matters have been concluded for years through June 28, 2003. The Company’s tax matters for 2003 through 2009 remain subject to examination by the respective state and local tax jurisdiction authorities.

During year ended June 27, 2009, the Company reached settlements with several state authorities. As a result, the Company recognized a tax benefit of $2.0 million, including interest and penalties.

Note 10.    Pensions, profit sharing, and other employee benefits

Pensions: In September 2006, the FASB issued ASC Topic 715 (SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”). ASC Topic 715 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record changes as a component of other comprehensive income in the year in which the changes are made. The Company and its subsidiaries adopted the recognition and related disclosure provisions of ASC Topic 715, prospectively, on June 30, 2007. The effect of the recognition provisions of ASC Topic 715, net of taxes, was to increase Accumulated Other Comprehensive Loss and Stockholder’s Deficit by $2.1 million as of June 30, 2007.

ASC Topic 715 also requires an entity to measure plan assets and benefit obligations, as of the date of its fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. The Company and its subsidiaries early adopted this requirement and changed the measurement date of its pension plans and other postretirement benefit plans from March 31 to its June fiscal year end. The fiscal 2007 net periodic benefit cost was determined using the alternative transition method outlined in paragraph 19 of ASC Topic 715. Under this approach, the fiscal 2007 periodic benefit cost was set equal to twelve-fifteenths of the net periodic benefit cost determined for the period April 1, 2006 through June 30, 2007. The remaining three-fifteenths of the net periodic benefit cost for the period April 1, 2006 through June 30, 2007 was charged to accumulated deficit. The impact of adopting the ASC Topic 715 measurement date provisions increased accumulated deficit by $1.1 million as of June 30, 2007.

In fiscal 2007, the Company’s Master Hourly Pension Plan and Master Salaried Retirement Plan were merged and the new combined plan is the Birds Eye Foods Pension Plan (The “New Pension Plan’). The New Pension Plan consists of hourly and salaried employees and has primarily noncontributory defined-benefit schedules.

In September 2001, the Company made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants were

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

The Company maintains a non-tax qualified Supplemental Executive Retirement Plan (“SERP”) which provides additional retirement benefits to two prior executives of the Company who retired prior to November 4, 1994. In July 2000, the Company adopted a Supplemental Executive Retirement Agreement (“SERA”) to provide additional retirement benefits to its former Chairman of the Board, President and Chief Executive Officer. The Separation Agreement with the former Chairman of the Board, President and Chief Executive Officer amended the SERA so as to provide full retirement benefits as outlined in the SERA beginning January 1, 2009.

The Company maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from the Company’s retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants were entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

In fiscal 2008, the Company merged the Southland Frozen Foods Plan, in which a small number of former union hourly employees had vested pension benefits, into the Birds Eye Foods Pension Plan.

In fiscal 2007, the Company also participated in one union sponsored pension plan associated with its Watsonville, California manufacturing facility. Contributions to this plan were paid when incurred and billed by the sponsoring union or plan. In conjunction with the closure of the Watsonville, California facility in fiscal 2007, the Company withdrew from this plan and incurred no withdrawal liability.

For purposes of this disclosure, all defined-benefit pension plans have been combined. The benefits for these plans are based primarily on years of service and employees’ pay near retirement. The Company’s funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. Plan assets do not include any of the Company’s own equity or debt securities.

The following table sets forth the weighted-average asset allocations of the Company’s pension plans by asset category:

	Fiscal years ended
	June 28, 2008	June 27, 2009
Asset category:
Cash and cash equivalents	2.1%	2.1%
Fixed income	53.7	53.9
Equity securities	44.2	44.0

Total	100.0%	100.0%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The Company uses multiple investment funds and managers for investment of the assets of the plans. Oversight of the investment advisors is provided by an outside investment consulting firm and an Investment Committee comprised of Company’s management. The investment performance and adherence to investment policy is reviewed quarterly by the Investment Committee. The investment objective for the plans is to maintain a well-diversified portfolio of assets using multiple managers and diversified asset classes and styles to optimize the long-term return on plan assets at a moderate level of risk.

The Company has established the following general target asset allocation mix for its plan investments.

Target
Equities	50%
Fixed income	50%

Total	100%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The following table sets forth the changes in the plans’ projected benefit obligation and plan assets and the plans’ funded status and amounts recognized in the Company’s consolidated financial statements at June 28, 2008 and June 27, 2009:

(dollars in thousands)	Pension benefits
	Fiscal years ended
	June 28, 2008	June 27, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$139,137	$134,378
Service cost	2,413	2,154
Interest cost	8,849	9,208
Plan participants’ contributions	50	47
Curtailments	—	(494)
Actuarial (gain)/loss	(3,649)	891
Benefits paid and actual expenses	(11,478)	(12,289)
Plan amendment	(944)	90

Benefit obligation at end of period	134,378	133,985

Change in plan assets:
Fair value of plan assets at beginning of period	109,184	101,555
Actual return on plan assets	1,668	(8,675)
Employer contributions	2,131	13,706
Plan participants’ contributions	50	47
Benefits paid and actual expenses	(11,478)	(12,289)

Fair value of plan assets at end of period	101,555	94,344

Funded status	$(32,823)	$(39,641)

Amounts recognized in the balance sheet:
Non-current assets	$—	$—
Current liabilities	(574)	(931)
Non-current liabilities	(32,249)	(38,710)

Net amount recognized in the balance sheet	$(32,823)	$(39,641)

Amounts not yet reflected in net periodic pension cost and included in accumulated other comprehensive income/(loss):
Transition asset/(obligation)	$—	$—
Prior service credit/(cost)	921	486
Net loss	(23,250)	(39,631)

Accumulated other comprehensive loss	$(22,329)	$(39,145)
Cumulative employer contributions in excess of net periodic pension cost	(10,494)	(496)

Net amount recognized in balance sheet	$(32,823)	$(39,641)

Amounts expected to be recognized in net periodic pension cost in the following fiscal year:
Amortization of (asset)/obligation	$—	$—
Amortization of prior service (credit)/cost	(117)	(79)
Amortization of loss	1,360	3,025

Amounts expected to be recognized in the following year	$1,243	$2,946

Weighted-average assumptions
Assumptions used for projected benefit obligation:
Discount rate	7.1%	7.1%
Rate of compensation increase	3.8%	3.8%
Assumptions used to determine net periodic benefit cost:
Discount rate	6.6%	7.1%
Expected return on plan assets (1)	8.3%	8.3%
Rate of compensation increase	3.8%	3.8%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

(1)	To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

The accumulated benefit obligation for all defined benefit pension plans was $131.5 million and $130.4 million at June 28, 2008 and June 27, 2009, respectively.

Net periodic benefit cost in fiscal years 2007, 2008, 2009 and the three months ended September 27, 2008 and September 26, 2009 is comprised of the following:

(dollars in thousands)	Pension cost
	Fiscal years ended			Three months ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Components of net periodic benefit cost:
Service cost	$2,913	$2,413	$2,154	$538	$550
Interest cost	8,765	8,849	9,208	2,302	2,310
Expected return on plan assets	(7,237)	(8,634)	(8,669)	(2,167)	(1,932)
Amortization of prior service cost	10	6	(117)	(30)	(20)
Recognized actuarial loss	1,018	955	1,360	340	756
Curtailment loss	—	—	(228)	(57)	—

Net periodic benefit cost—Company plans	5,469	3,589	3,708	926	1,664
Net periodic benefit cost—union plans	267	—	—	—	—
Curtailment loss	20	—	—	—	—
Special termination benefits	85	—	—	—	—

Total periodic benefit costs	$5,841	$3,589	$3,708	$926	$1,664

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the retirement plans with accumulated benefit obligations in excess of plan assets were:

	Birds Eye Foods pension plan		Excess benefit retirement plan		Supplemental executive retirement plan		Supplemental executive retirement agreement
	Fiscal years ended		Fiscal years ended		Fiscal years ended		Fiscal years ended
(dollars in thousands)	June 28, 2008	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008	June 27, 2009
Projected benefit obligation	$125,401	$124,931	$1,244	$1,221	$1,674	$1,620	$6,059	$6,213
Accumulated benefit obligation	122,508	121,376	1,244	1,221	1,674	1,620	6,059	6,213
Fair value of plan assets	101,555	94,344	—	—	—	—	—	—

The Company expects to contribute $9.0 million in payments to its pension plans in fiscal 2010 of which $1.7 million was paid during the three months ended September 26, 2009.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Expected pension benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years are as follows:

Fiscal year ending last Saturday in June (dollars in thousands)
2010	$8,656
2011	$8,874
2012	$9,163
2013	$9,445
2014	$9,676
2015-2019	$53,454

Postretirement benefits other than pensions: The Company sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, the Company does not pay retirees’ benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

The Company has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

The following table sets forth the changes in the plans’ projected benefit obligation and plan assets and the plans’ funded status and amounts recognized in the Company’s consolidated financial statements at June 28, 2008 and June 27, 2009.

(dollars in thousands)	Other benefits
	Fiscal years ended
	June 28, 2008	June 27, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$3,643	$3,409
Service cost	17	7
Interest cost	224	225
Actuarial gain	(111)	(131)
Benefits paid	(364)	(421)

Benefit obligation at end of period	3,409	3,089

Change in plan assets:
Fair value of assets at beginning of period	—	—
Employer contributions	364	421
Benefits paid	(364)	(421)

Fair value of assets at end of period	—	—

Funded status	$(3,409)	$(3,089)

Amounts recognized in the balance sheet:
Current liabilities	$(457)	$(403)
Non-current liabilities	(2,952)	(2,686)

Net amount recognized in the balance sheet	$(3,409)	$(3,089)

Amounts not yet reflected in net periodic pension cost and included in accumulated other comprehensive income/(loss)
Accumulated loss	$(185)	$(54)

Accumulated other comprehensive loss	$(185)	$(54)
Cumulative employer contributions in excess of net periodic benefit cost	(3,224)	(3,035)

Net amount recognized in the balance sheet	$(3,409)	$(3,089)

Amounts expected to be recognized in net periodic benefit cost in the following fiscal year:
Transition (asset)/obligation	—	—
Prior service (credit)/cost	—	—
Accumulated (gain)/loss	—	—
Weighted-average assumptions
Assumptions used for projected benefit obligation:
Discount rate	7.1%	7.1%
Rate of compensation increase	—	—
Assumptions used to determine net periodic benefit cost:
Discount rate	6.6%	7.1%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	3.8%	3.8%

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

(dollars in thousands)	Other benefits			Three months ended
	Fiscal years ended
	June 30, 2007	June 28, 2008	June 27, 2009	September 27, 2008	September 26, 2009
				(Unaudited)	(Unaudited)
Components of net periodic benefit cost:
Service cost	$35	$17	$7	$2	$—
Interest cost	237	224	225	56	52
Amortization of prior service credit	(21)	—	—	—	—
Amortization of loss	102	—	—	—	—

Net periodic benefit cost	$353	$241	$232	$58	$52

For measurement purposes, a 9.1 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2009. The rate was assumed to decrease gradually to 4.5 percent for 2029 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

(dollars in thousands)	1-percentage point increase	1-percentage point decrease
Effect on total of service and interest cost components for fiscal 2009	$10	$(9)
Effect on postretirement benefit obligation at June 27, 2009	$132	$(115)

The Company expects to make payments of approximately $0.4 million to its other postretirement benefit plans in fiscal year 2010.

The Company expects to make postretirement benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years as follows:

Fiscal year ending last Saturday in June (dollars in thousands)
2010	$403
2011	$395
2012	$399
2013	$345
2014	$320
2015-2019	$1,332

Birds Eye Foods 401(k) plan: Under the Birds Eye Foods 401(k) Plan (“401(k)”), the Company contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. The Company allocated approximately $1.0 million during fiscal 2007 and approximately $0.8 million during fiscal years 2008 and 2009 in the form of matching contributions to the plan.

In addition, Birds Eye Group also maintains a Non-Qualified 401(k) Plan in which the Company allocates matching contributions for the benefit of “highly compensated employees” as defined under Section 414(q) of the Internal Revenue Code. The Company allocated approximately $0.6 million during fiscal 2007 and approximately $0.3 million during fiscal years 2008 and 2009 in the form of matching contributions to this plan.

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Note 11.    Stockholder’s deficit and preferred stock

Common stock: There are 1000 common shares authorized and issued to Holdings LLC. Holders of common stock are entitled to one vote per share on all matters to be voted by the Company’s stockholders. In the first quarter of fiscal 2008, the Company paid a common stock dividend of approximately $298.2 million to Holdings LLC.

Preferred stock: In connection with The Transaction, 100 preferred shares were issued to Holdings LLC. Owners of preferred stock were entitled to a cumulative preferred stockholder return of 15% per annum of the original cost. This preferred return was computed based on a 360-day year consisting of 12 equal months and was compounded quarterly.

In March, 2007 the Company redeemed all of the outstanding preferred stock. The Company paid a price per preferred share equal to the product of the stockholder’s preferred capital plus the accumulated unpaid preferred returns.

In connection with the original issuance of the preferred stock, the Company incurred approximately $4.0 million in issuance costs. These costs were being accreted using the effective interest method through August 19, 2010 pursuant to the terms of the Restated Certificate of Incorporation and Holding LLC’s Limited Liability Company Agreement. In conjunction with the redemption of the preferred units in March 2007, the accretion of the issuance costs was accelerated and the remaining $1.8 million of unamortized costs were recognized.

The following table reflects the preferred stock activity for the fiscal year ended June 30, 2007:

(dollars in thousands)
Balance at beginning of period	$242,454
Dividends on preferred stock	29,252
Accretion of preferred stock issuance costs	2,205
Redemption of preferred stock and accumulated unpaid returns	(273,911)

Balance at end of period	$—

There was no preferred stock activity during the fiscal years ended June 28, 2008 and June 27, 2009.

Note 12.    Operating segments

The Company is organized by product line for management reporting. The Company has three reportable segments in which it markets its products, they include: frozen food group, specialty food group, and industrial—other. The frozen food group includes two operating segments and the specialty food group includes three operating segments. The operating segments within each reportable segment have been aggregated in accordance with ASC Topic 280 (SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information”). Primarily all of each segments net sales are within the United States. See further discussion at Note 3 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding the Company’s exit of the non-brand frozen vegetable business.

The Company’s frozen food group family of products includes traditional frozen vegetables as well as value added products marketed under recognizable brand names such as Birds Eye, Steamfresh, Voila!, C&W, Freshlike and McKenzie’s. Also included in frozen food group are store brand box sauce frozen vegetables. The

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Company’s specialty food group family of products includes a wide variety of product offerings, including fruit fillings and toppings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein’s and Nalley) and snacks (Tim’s, Snyder of Berlin, and Husman). Specialty food group also includes store brand products such as fruit fillings and toppings, chili products, and other canned products as well as food service/industrial products such as salad dressings, mayonnaise, fruit fillings and toppings, and chili products. Industrial—other includes frozen industrial vegetables for a limited number of customers.

One customer accounted for 21 percent, 23 percent and 25 percent of the Company’s consolidated net sales in fiscal years 2007, 2008 and 2009, respectively. This customer purchases products from the frozen food group and specialty food group operating segments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to segments and evaluates the performance of segments based upon reported segment income before interest expense and income taxes and certain other non-recurring items. The Company does not have any intersegment sales.

The following table illustrates the Company’s operating segment information:

(dollars in millions)	Fiscal year ended			Three months ended
	June 30, 2007(4)	June 28, 2008(4)	June 27, 2009(4)	September 27, 2008(4)	September 26, 2009(4)
				(Unaudited)	(Unaudited)
Net sales:
Frozen food group	$494.1	$587.4	$647.0	$125.3	$114.9
Specialty food group	275.2	274.4	279.4	68.6	66.1
Industrial—other	13.4	6.5	9.2	1.5	0.1

Total continuing segments	$782.7	$868.3	$935.6	$195.4	$181.1

Operating income:
Frozen food group	$45.1	$76.7	$81.6	$3.6	$0.1
Specialty food group	45.5	48.0	53.4	13.0	11.3
Industrial—other	(2.4)	(2.2)	(3.2)	(0.5)	(0.1)
Restructuring (1)	(0.4)	(0.7)	(1.2)	—	—
Other expense (2)	(1.4)	—	(1.3)	—	—
Transition costs (3)	(2.9)	—	—	—	—

Operating income	83.5	121.8	129.3	16.1	11.3
Loss on early extinguishment of debt	(2.3)	—	—	—	—
Interest expense	(25.6)	(63.1)	(50.0)	(13.7)	(11.0)

Pretax income from continuing operations	$55.6	$58.7	$79.3	$2.4	$0.3

Depreciation expense:
Frozen food group	$10.8	$9.5	$10.2	$2.1	$1.9
Specialty food group	4.9	5.2	5.2	1.3	1.2
Industrial—other	0.5	0.1	0.2	0.1	—

Continuing segments	16.2	14.8	15.6	3.5	3.1
Discontinued operations	5.2	—	—	—	—

Total	$21.4	$14.8	$15.6	$3.5	$3.1

Amortization expense:
Frozen food group	$1.8	$1.8	$1.8	$0.4	$0.4
Specialty food group	1.0	1.0	1.0	0.3	0.3
Industrial—other	—	—	—	—	—

Total continuing segments	$2.8	$2.8	$2.8	$0.7	$0.7

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

(1)	Represents restructuring charges which are not allocated to individual segments. This item is excluded from the Company’s evaluation of segment performance. See Note 14 to the “Notes to Consolidated Financial Statements” for additional disclosures regarding the Company’s restructuring activities.
(2)	Other expense is not allocated to individual segments. These items are excluded from the Company’s evaluation of segment performance.
(3)	Represents incremental expenses incurred during the transition of the non-brand frozen vegetable business. Transition costs are not allocated to individual segments and are excluded from the Company’s evaluation of segment performance.
(4)	Asset and capital expenditure information on a segment basis is not disclosed as this information is not separately identified and is not internally reported to the Company’s Chief Executive Officer, the Company’s chief operating decision maker.

Note 13.    Guarantees and indemnifications

In certain instances when the Company sells businesses or assets, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows.

The Company enters into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any Company infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from any Company products sold or services provided. Additionally, the Company may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to the Company, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company’s financial position, results of operations or cash flows.

The Company has by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at the

BIRDS EYE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Information as of September 26, 2009 and for the three months ended

September 27, 2008 and September 26, 2009 is Unaudited)

Company’s request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director’s or officer’s lifetime. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims and insurance available to satisfy such claims.

Note 14.    Other matters

Restructuring: In fiscal 2007, the Company eliminated positions from various locations and departments within the Company. The reductions were part of an ongoing focus on low-cost operations and included both salaried and hourly positions. In conjunction with the reductions, the Company recorded a charge against earnings of approximately $0.4 million in fiscal 2007, comprising employee termination benefits. The Company liquidated $0.3 million in fiscal 2007 and the remaining liability was paid in fiscal 2008.

In fiscal 2008, the Company recognized a charge of approximately $0.7 million for payments to be provided and incurred in conjunction with the departure of a member of the Company’s senior management team. The Company paid $0.3 million in fiscal 2008 and the remaining liability was paid in fiscal 2009.

In fiscal 2009, the Company eliminated positions from various locations and departments within the Company. The reductions were part of an ongoing focus on cost reductions and included both salaried and hourly positions. In conjunction with the reductions, the Company recorded a charge against earnings of approximately $1.2 million in fiscal 2009, representing employee termination benefits. The Company paid $0.5 million in fiscal 2009 and the remaining liability will be paid in fiscal 2010.

Other expense: In June, 2007, the Company sold its idle manufacturing facility and administrative office in Green Bay, Wisconsin. The properties had a carrying value of $4.6 million and the Company recognized a loss on disposal of approximately $1.3 million within other expense in the Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended June 30, 2007.

Collective bargaining/labor agreements: The Company has several collective bargaining or other labor agreements covering a total of approximately 1,025 employees. The Company has 3 agreements expiring in fiscal year 2010 covering approximately 505 employees, including one agreement covering approximately 305 employees that expires on December 31, 2009 which the Company plans to renew. There is no assurance that the Company will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. Failure to renew existing agreements or a prolonged labor dispute, including but not limited to a work stoppage, could adversely affect the Company’s business operations and financial performance.

Legal matters: The Company is a party to various legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial statements. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

BIRDS EYE FOODS, INC.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF BIRDS EYE FOODS, INC.

(Parent company only)

CONDENSED BALANCE SHEETS

(dollars in thousands, except for share information)

	June 28, 2008	June 27, 2009
Assets
Current Assets:
Cash and cash equivalents	$—	$14,668

Total current assets	—	14,668
Due from unconsolidated subsidiary	11,667	20,563
Investment in unconsolidated subsidiary	33,187	36,830
Deferred financing costs, net	6,668	4,749
Other assets	444	421

Total assets	$51,966	$77,231

Liabilities and stockholder’s deficit
Liabilities:
Long-term debt	$338,386	$321,036

Total liabilities	338,386	321,036

Commitments and Contingencies

Stockholder’s Deficit:
Common stock, par value $.01; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	40	10
Accumulated deficit	(268,702)	(215,057)
Accumulated other comprehensive loss:
Unrealized loss on hedging activity, net of taxes	(3,755)	(4,259)
Pension and other postretirement benefits liability, net of taxes	(14,003)	(24,499)

Total stockholder’s deficit	(286,420)	(243,805)

Total liabilities and stockholder’s deficit	$51,966	$77,231

The accompanying notes are an integral part of these condensed financial statements.

BIRDS EYE FOODS, INC.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF BIRDS EYE FOODS, INC.

(Parent company only)

CONDENSED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Fiscal years ended
	June 30, 2007	June 28, 2008	June 27, 2009
Interest expense	$—	$(33,546)	$(24,711)
Tax benefit	—	12,111	8,873
Investment income from unconsolidated subsidiary, net of taxes	33,184	58,656	68,943

Income from continuing operations	33,184	37,221	53,105
Discontinued operations, net of taxes	(42,080)	830	540

Net (loss)/income	$(8,896)	$38,051	$53,645

The accompanying notes are an integral part of these condensed financial statements.

BIRDS EYE FOODS, INC.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF BIRDS EYE FOODS, INC.

(Parent company only)

CONDENSED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal years ended
	June 30, 2007	June 28, 2008	June 27, 2009
Cash flows from operating activities:
Net (loss)/income	$(8,896)	$38,051	$53,645
Noncash investment income in unconsolidated subsidiary, including discontinued operations	8,896	(59,486)	(69,483)
Amortization of debt issue costs, debt discount and interest in kind	—	33,546	14,569
Due from unconsolidated subsidiary	—	(11,667)	(8,896)
Other	—	(444)	23
Net cash used in operating activities	—	—	(10,142)
Cash flows from investing activities:
Dividend received from unconsolidated subsidiary	284,183	—	55,000
Investment in unconsolidated subsidiary	(18)	(40)	(160)

Net cash provided by (used in) investing activities	284,165	(40)	54,840

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	306,900	—
Payments on long-term debt	—	—	(30,000)
Cash paid for debt issuance costs	—	(8,728)	—
Dividend to Birds Eye Holdings LLC	(284,183)	(298,172)	(190)
Birds Eye Holdings LLC investment	18	40	160

Net cash (used in) provided by financing activities	(284,165)	40	(30,030)

Net change in cash and cash equivalents	—	—	14,668
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$14,668

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$—	$—	$10,142

Supplemental schedule of non-cash financing activity:
Interest in kind included in long-term debt	$—	$30,751	$11,966

The accompanying notes are an integral part of these condensed financial statements.

BIRDS EYE FOODS, INC.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF BIRDS EYE FOODS, INC.

(Parent company only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1.    Basis of presentation

Birds Eye Foods, Inc.’s (the “Company”) investment in subsidiary is stated at cost plus any equity in the undistributed earnings of its subsidiary. The Company’s share of net (loss)/income of its unconsolidated subsidiary is included in net (loss)/income using the equity method of accounting. This condensed financial information of the parent company only should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this registration statement. The Company is a wholly-owned subsidiary of Birds Eye Holdings LLC.

Note 2.    Debt

For a discussion of the Company’s long-term debt, see Note 8 to the Company’s Consolidated Financial Statements included elsewhere in this registration statement.

Note 3.    Dividend received from unconsolidated subsidiary

In fiscal year 2007, the Company received a cash dividend from its unconsolidated subsidiary totaling $284.2 million, the proceeds of which were used to pay a dividend to its stockholder. In fiscal year 2009, the Company received a cash dividend from its unconsolidated subsidiary totaling $55.0 million, the proceeds of which were used, in part, to service the Company’s outstanding debt obligations.

Note 4.    Dividend payments to stockholder

In fiscal year 2007, the Board of Directors of the Company approved the payment of a cash dividend of $284.2 million to its stockholder, which was paid on March 22, 2007. In fiscal year 2008, the Board of Directors of the Company approved the payment of a cash dividend of $298.2 million to its stockholder, which was paid on July 11, 2007. Borrowings from the Company’s Credit Agreement were used to finance the fiscal year 2008 dividend to the Company’s stockholder. The Company’s Credit Agreement is described in Note 8 to the Company’s Consolidated Financial Statements included elsewhere in this registration statement.

Note 5.    Income taxes

In fiscal year 2008, the Company and its operating subsidiary entered into a tax sharing agreement whereby the operating subsidiary is responsible for collecting and paying the corporate income taxes of the consolidated group. In order to fulfill this obligation, the agreement states that the operating subsidiary’s liability shall be determined taking into account the interest deduction of the Company. Accordingly, the tax benefit related to the Company’s interest deduction totaling $11.7 million and $8.9 million in fiscal years 2008 and 2009, respectively, was transferred to the operating subsidiary via an intercompany account.

Note 6.    Commitments and contingencies

On an unconsolidated basis, the Company has no commitments and contingencies. See Notes 5 and 14 to the Company’s Consolidated Financial Statements included elsewhere in this registration statement for disclosures related to the subsidiary’s commitments and contingencies.